Exhibit 10.9
Master Agreement for
Clinical Trials Management Services
This Master Agreement for Clinical Trials Management Services (the “Agreement”) is made and entered into this 30th day of November, 2006, by and between CytRx Corporation, a corporation of California with offices at 11726 San Vicente Blvd., Los Angeles, CA 90049 (hereinafter referred to as “Sponsor”) and Pharmaceutical Research Associates, Inc., a corporation of the Commonwealth of Virginia, together with its Affiliates with offices at 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190 (hereinafter referred to as “PRA”), both hereinafter referred as “Parties”
PRA is engaged in the business of providing services related to the design, management and implementation of clinical development programs for the pharmaceutical, biotechnology and medical device industries; and
Sponsor desires to engage PRA to perform such Services in connection with Sponsor’s proposed maximum tolerated dose study and Phase IIb clinical trial for arimoclomol;
Therefore, in consideration of the premises and mutual promises and undertakings herein, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound do hereby agree as follows:
1.0	Definitions
a.	Affiliates: With respect to either party, an Affiliate is any entity that is controlled by, controls, or is under common control with the party named above.

b.	Amendment: A written specification of changes to a Task Order that are agreed to by the parties and authorized by signature of each party’s authorized representative(s), in a format substantially similar to Appendix B attached hereto.

c.	Authorized Sponsor Representative: An officer of Sponsor who, is authorized to represent Sponsor and among other things, will maintain regular contact with the PRA Project Manager in order to follow the progress of the Services, notify PRA of any changes to the Project Specifications or other components of a Task Order, and review and approve Amendments.

d.	Budget Estimate for Services: A component of a Task Order that outlines the estimated cost of the Services based upon the Project Specifications.

e.	Key Personnel: The key PRA personnel assigned to the Services including the Project Manager and others as agreed to by the parties.

f.	Milestone: An event associated with a specific date, for which a payment will be due, as set out in the Payment Schedule of any Task Order.

g.	Pass-Through Budget: A component of a Task Order that outlines the estimated costs of pass-through expenses for goods and services incurred by PRA on behalf of

Sponsor, in connection with the performance of the Services, including but not limited to expenses related to investigator meetings, IRB fees, central laboratory fees, dedicated or dial-up data connections between PRA and Sponsor, travel, overnight mail service, telephone usage fees and materials.
h.	Payment Schedule: A component of a Task Order that describes the timing of payments due to be made for Services delivered and pass through costs incurred.

i.	PRA Project Manager: The PRA representative assigned to lead the PRA project team, act as the principal liaison between PRA and Sponsor, and provide general oversight in the delivery of Services with regard to a specific Task Order.

j.	Project Schedule: A component of a Task Order that outlines the project milestones, estimated timelines and completion date for the Services based upon the Project Specifications.

k.	Project Specifications: A component of a Task Order that outlines the specific Services to be provided, assumptions used in preparing the Budget Estimate for Services, Pass-Through Budget and Project Schedule, and assignment of project-related responsibilities between the parties.

l.	Services: The services to be provided by PRA and its subcontractors (if applicable) under this Agreement as specifically outlined in a Task Order or otherwise authorized in writing by Sponsor.

m.	Task Order: A written specification of Services to be performed by PRA under this Agreement, including the Project Specifications, Project Schedule, transfer of Sponsor obligations, Contact Information, Budget Estimate for Services, Pass-Through Budget, and Payment Schedule.

n.	Time and Materials: A form of pricing whereby Sponsor pays the hourly rates for Services actually performed according to the current PRA Price Schedule for Time and Materials Services, which rates shall not be increased during the term of this Agreement.
2.0	Services
PRA, itself or through one of its Affiliates or subcontractors (if applicable), shall perform the Services as specified in this Agreement and any associated Task Order(s), in accordance with the terms and conditions of this Agreement. PRA shall use reasonable efforts to perform the Services described in any Task Order issued hereunder and to meet all obligations and deadlines described in such Task Orders. PRA’s inability to meet an obligation and/or established deadline for reasons not within the control of PRA, any PRA Affiliate or subcontractor shall not constitute a breach of this Agreement. All Services shall be mutually agreed upon by the parties and authorized in writing through the execution of a Task Order. PRA shall not begin work on any Services without an executed Task Order authorizing the Services.

2.1	Task Orders
PRA will provide Services as specified in one or more Task Orders, which will be prepared in a format substantially similar to the Form of Task Order, attached hereto as Appendix A. Each Task Order shall include detailed information with respect to a specific project, including Project Specifications, Project Schedule, Budget Estimate for Services, Pass-Through Budget, Payment Schedule, Designation of Key Personnel and transfer of Sponsor Obligations, if required. Task Orders shall become effective when signed by an authorized representative of both parties.
a.	Project Specifications. The Task Order shall provide Project Specifications, which shall include without limitation, a description of the study protocol, investigator sites, subjects, case report forms (CRFs), reports and Services to be provided by PRA. Sponsor acknowledges that the Project Specifications in each Task Order consist of descriptions, assumptions and assignment of responsibilities provided to PRA by Sponsor and/or agreed to by Sponsor, that PRA has relied upon this information in preparing the timelines and budgets outlined in the Task Order, and that the accuracy and completeness of the Project Specifications are the responsibility of Sponsor.

b.	Transfer of Sponsor Obligations. A Task Order may require PRA to perform certain responsibilities of the Sponsor with respect to studies performed under the Federal Food, Drug and Cosmetic Act, as amended (“FDCA”) and 21 C.F.R. Part 312, Subpart D, and that such responsibilities will be transferred to PRA. Any such transfer of obligations under the Task Order shall be specified in the associated Task Order. Sponsor retains responsibility for any and all such responsibilities not transferred to PRA under the Task Order.

c.	Project Schedule.
i.	The Task Order shall include major project milestones and target dates for completion of each Milestone. The parties mutually agree that the timelines in the Project Schedule are reasonable based upon the Project Specifications. PRA agrees to use all reasonable efforts to meet target dates for major milestones and completion of the project as outlined in the Project Schedule. Sponsor agrees to make all reasonable efforts to respond fully and promptly to PRA’s requests for information, approvals and other actions, which are reasonably necessary for PRA’s completion of the Services as outlined in the Project Schedule. Sponsor acknowledges that any failure to respond to such requests from PRA, which results in delay or contributes in any material way to the failure of PRA to meet the timelines specified within the Project Schedule, may result in changes to the Task Order that are reasonably related to the delay, with a corresponding impact on the Project Schedule and Budget Estimate for Services which shall be documented in accordance with Section 2.2 below.

ii.	Project Plans and Deadlines: The parties acknowledge that PRA will prepare a Project Plan which will outline each step of the Services and allocate a specific amount of time for each step. Continuity of Services may depend on approval or delivery of information by Sponsor, and Sponsor acknowledges that some steps in the plan will not proceed unless and until PRA receives the approval or information. Conversely, other steps in the plan will proceed in the absence of Sponsor’s approval in the interest of meeting the Project Schedule. Should Sponsor fail to make a decision, transmit approval or submit information which results in a delay, Sponsor will be responsible for any additional costs associated with such delays. Such delays shall not be construed as breaches of this Agreement or any associated Task Order by PRA. Sponsor agrees that any rework required by PRA which is attributable to Sponsor’s failure to make a decision, transmit approval or information, shall be done at Sponsor’s expense.
d.	Budget Estimate for Services. Each Task Order shall include a Budget Estimate for the Services to be performed by PRA and shall include, without limitation, the costs related to the Services to be provided. PRA agrees not to exceed the total cost outlined in the Budget Estimate for Services without the prior approval of Sponsor, unless specifically authorized by Change Notification Form and/or Amendment, as set out in Section 2.2 below. Sponsor acknowledges that the Budget Estimate for Services presented in each Task Order is an estimate based upon the Project Specifications and Project Schedule. Any changes to the Project Specifications, including without limitation, a request by Sponsor for compression of the timelines or extensions of the timelines for any reason, may result in changes to the Task Order, including the Budget Estimate for Services, Pass-Through Budget and/or Project Schedule, which shall be documented in accordance with Section 2.2 below.

e.	Pass-Through Budget. Each Task Order shall include a Pass-Through Budget, which shall contain an estimate of anticipated pass-through expenses to be incurred on Sponsor’s behalf in connection with performance of the Services. Sponsor acknowledges that the Pass-Through Budget contains an estimate based on the Project Specifications, the Project Schedule, and information supplied by third party suppliers, and that such costs cannot be predicted with complete certainty at the outset of a Study. Sponsor agrees to reimburse all of PRA’s actual direct costs for pass-through expenses incurred in performance of the Services, in accordance with Section 3.3 below. Amounts included in the Pass Through Budget for any Task Order will not include social security or other taxes or other amounts which may be due and payable by PRA to local governmental authorities as a consequence of making payments to investigators, since these costs cannot be predicted at the outset of a Study. Sponsor will be notified of all such taxes when assessed, and will be responsible for all such amounts payable in the same manner as the investigator fees. PRA agrees to notify in writing Sponsor of any increases or decreases in the Pass-Through Budget upon receipt of such information from third party suppliers or other sources, as the case may be, and that such information will be included in an Amendment to the applicable Task Order.

f.	Payment Schedule. Each Task Order shall contain a Payment Schedule, which will specify the manner and timing of all payments for Services and pass-through expenses described in the Task Order. Any changes to the Project Specifications, and corresponding changes to the Budget Estimate for Services or Pass-Through Budget, will be reflected in a corresponding change in the Payment Schedule.

g.	Contact Information and Designation of Key Personnel. Each Task Order shall identify the Authorized Sponsor Representative(s) appointed by Sponsor and the PRA Project Manager, and other Key Personnel as the parties may agree are to be included. The Authorized Sponsor Representatives(s) are subject to change by Sponsor at any time upon prior written notice to PRA.
2.2	Amendments
Any changes to a Task Order, including but not limited to changes to the Project Specifications, Project Schedule, Budget Estimate for Services or Pass-Through Budget, shall be mutually agreed upon by the parties and documented first in a Change Notification Form (“CNF”), in a form substantially similar to that attached hereto as Appendix D, and finally in an Amendment to the Task Order in a form substantially similar to that attached hereto as Appendix B. The CNF shall include detailed information on the changes to the Project Specifications and any associated changes to the Project Schedule, Budget Estimate for Services, Pass-Through Budget and Payment Schedule. Sponsor acknowledges that PRA will not perform any out of scope work described in a CNF until it is approved in writing by both parties. PRA agrees to prepare Amendments promptly upon receipt of approved CNFs and Sponsor agrees to promptly review and authorize such Amendments.
a.	Unanticipated Changes. Sponsor acknowledges that some changes in costs associated with clinical research resulting from, for example, modifications to the study protocol, changes in amounts charged by third party suppliers or poor subject enrollment due to changes in clinical practices, cannot be reasonably anticipated in advance. Upon identification by either party of changes to the project assumptions or other unanticipated changes to the Project Specifications, the parties agree to negotiate in good faith an Amendment to accommodate increases or decreases to the Project Budget, Project Schedule or Payment Schedule that are reasonably associated with any such adjustments. Amendments shall be documented in accordance with the terms of this Section 2.2. Such unanticipated changes may include, but are not limited to, any of the following:
i.	delays in receiving from Sponsor technical information or Sponsor’s acceptance of documents submitted by PRA in the performance of its duties under this Agreement or any Task Order, or any other delay on the part of Sponsor;

ii.	delay in receipt of regulatory approval from a regulatory agency, Institutional Review Board or Ethics Committee;

iii.	delay in performance by a subcontractor not selected by PRA;

iv.	delay in shipment of study drug and/or clinical supplies;

v.	delay due to changes in standard of care imposed by law, regulation or changes in medical practice affecting participating sites;

vi.	by reason of force majeure as defined herein;

vii.	Sponsor requested changes to the Services or protocol;

viii.	delays due to questions received by either party from regulatory agencies or ethics committees regarding submission materials that relate to characteristics of the study drug or protocol design;

ix.	delays due to any changes in applicable law or regulatory environment; or

x.	for any other reason agreed upon in writing by Sponsor.
b.	Delays in Finalizing Changes to Project Specifications. Sponsor acknowledges that material changes in the scope of the Services may require a considerable effort for the parties to analyze, re-write and agree upon revised Project Specifications and an associated Amendment. In the event that Sponsor requests a change to the Project Specifications and authorizes PRA to continue work before the revised Project Specifications and Amendment are approved, PRA will conduct all such out-of-scope work on a Time and Materials basis until such time as an Amendment is executed by the parties. Upon such execution, PRA agrees to apply all such Time and Materials fees related to the revised Project Specifications to the revised Project Budget.
2.3	Project Staffing
In performing the Services, PRA shall assign personnel who are adequately trained, qualified and experienced to conduct the work as specified in a Task Order. Sponsor shall have the right to make reasonable requests for replacement of assigned personnel for cause, such as unsatisfactory performance or interpersonal conflicts. PRA agrees to promptly respond to any such request and make reasonable efforts to correct the situation in order to improve performance, or to provide a replacement, at its own expense, within a mutually agreeable timeframe.
a.	Key Personnel. PRA will assign a PRA Project Manager and other employees whose participation in a project is required for the duration of the project, who shall serve as Key Personnel. Key Personnel may include, without limitation, Lead Clinical Research Associates, Lead Data Managers, Medical Monitors and Lead Biostatistician. PRA agrees to provide thirty (30) days notice to Sponsor, whenever practical, of any changes to the Key Personnel, but will make reasonable efforts to not change Key Personnel unless requested by Sponsor. PRA will provide project-specific training to replacement Key Personnel at its own expense.

b.	Project Team. PRA will assign non-Core Team project personnel at its sole discretion, from one or more of its offices located worldwide, as needed to perform the Services in accordance with the Task Order.

c.	Use of Contract Employees. PRA may, at its own discretion, assign some elements of the Services to contract employees. PRA agrees that any contract employees used to perform the Services will be adequately qualified, experienced and trained as required to perform the Services in the same manner as PRA qualifies and trains its own employees. PRA shall remain responsible for satisfactory performance of all Services performed by contract employees.

2.4	Use of Sub-Contractors
PRA may use sub-contractors to conduct some elements of a Task Order, including without limitation, clinical laboratories, patient recruitment services, interactive voice recognition (IVR) systems and other services. PRA agrees to notify Sponsor in advance of its use of sub-contractors. In the event that Sponsor objects, for reasonable cause, to any such PRA sub-contractors, PRA agrees to make reasonable efforts to replace the sub-contractor within a mutually agreeable timeframe.
a.	Sponsor-Selected Sub-Contractors. In the event that Sponsor contracts directly with a sub-contractor or requires PRA to use a specific sub-contractor, PRA is not responsible for any performance of this sub-contractor, and Sponsor agrees to manage the performance of the sub-contractor and be responsible for any delays or changes to the Project Schedule or Project Budget that result from the performance of the sub-contractor. PRA agrees to notify Sponsor promptly of any performance issues arising out of the use of any such sub-contractors. If Sponsor engages a sub-contractor, but requires that PRA manage or oversee the performance of the sub-contractor, then Sponsor shall supply PRA with a copy of the relevant contract with the sub-contractor.

b.	PRA-Selected Sub-Contractors. For sub-contractors selected and contracted directly by PRA, PRA is responsible for the performance and agrees to manage the performance of the subcontractor.
2.5	Applicable Standard Operating Procedures
The parties agree that PRA will provide the operational systems, processes and standard operating procedures to be used in performance of the Services unless specified otherwise in the Project Specifications.
2.6	Sponsor-Provided Systems
In the event that Sponsor requires PRA to use Sponsor’s information systems and associated processes, Sponsor is responsible for all costs associated with installation and operation of the systems, including costs for hardware and software licenses, and for training of PRA personnel assigned to the project in the use of Sponsor system(s).
3.0	Payment
The parties acknowledge that the fees and other reimbursements that PRA will receive for performing the Services hereunder will be outlined in each Task Order, will constitute full and complete consideration for those Services, and are subject to the following terms and conditions. PRA agrees that its fees will not exceed the Budget Estimate for Services and the pass through items charged will not exceed the amounts included in the Pass-Through Budget in a Task Order or associated Amendment without the prior approval of Sponsor.

3.1	Payment Schedule
Sponsor agrees to pay for Services and pass-through expenses in accordance with the payment schedule outlined in each Task Order or associated Amendment.
3.2	Invoices
a.	Invoices for Services and pass-through expenses shall be submitted in accordance with the Payment Schedule associated with the relevant Task Order and shall be prepared monthly, or as frequently as necessary, in the format shown in Appendix C, attached hereto. Any final payments specified in the Task Order will be invoiced upon completion of the project and delivery to Sponsor of any final study databases, reports or other deliverables as specified in the Project Specifications. If a final payment is specified in a Task Order, it will be due within thirty (30) days of Sponsor’s receipt of invoice unless Sponsor notifies PRA in writing of any deficiencies in the Services. PRA shall correct any such deficiencies within thirty (30) days of notice and resubmit the final invoice to Sponsor immediately upon final shipment of the corrected project deliverable(s).

b.	All invoices under this Agreement shall be forwarded to the Sponsor representative designated in the relevant Task Order.

c.	All payments under this Agreement shall be remitted to the PRA affiliate named in the Task Order, to the address and manner set forth in the Payment Schedule of the applicable Task Order.
3.3	Pass-Through Expenses
a.	Pass-Through Expenses. In order to provide funding for pass- through expenses, Sponsor agrees to make an advance payment to PRA of ten percent (10%) of the Pass-Through Budget related to all pass-through expenses immediately upon execution of a Task Order. PRA will submit to Sponsor monthly invoices for amounts incurred during the relevant billing period. The advance payment will be retained by PRA until the completion of the Services, at which time a reconciliation of expenses will be done to ensure that Sponsor pays for only those expenses actually incurred. The 10% advance payment will then be applied to the final invoice, if unpaid, and any remaining advance payment will be refunded to Sponsor within thirty (30) days from the date of the final reconciliation.

b.	Sponsor shall reimburse all travel expenses in accordance with PRA’s applicable Travel and Expense Policy, as shown on monthly invoices. Copies of travel related receipts will not be provided unless specifically requested by Sponsor, and Sponsor agrees to pay a reasonable administrative service fee for any such requested copies.
3.4	Investigator Grants and Reconciliation.
In order to provide for timely payments to investigators, Sponsor agrees to make an advance payment to PRA of ten percent (10%) of the amounts required for investigator grants immediately upon execution of a Task Order. PRA will submit to Sponsor quarterly invoices in advance for estimated amounts to be paid to investigators to be incurred in the upcoming quarter to ensure that adequate funds are available to pay such expenses. Sponsor acknowledges that PRA will not make payments to investigators without sufficient funds available. The advance payment will be retained by PRA until the completion of the Services, at which time a reconciliation of expenses will be done to ensure that Sponsor pays for only those expenses actually incurred. The 10% advance payment will then be applied to the final invoice, if unpaid, and any remaining advance payment will be refunded to Sponsor within thirty (30) days from the date of the final reconciliation.
3.5	Payment Terms
Sponsor agrees to pay for all Services, pass-through expenses and other correctly invoiced items within thirty (30) days of receipt of invoice. All payments shall be made in the currency noted in the Payment Schedule of the Task Order. All fees for Services and pass-through expenses are exclusive of VAT (including non-refundable VAT), local taxes, charges or remittance fees, which Sponsor agrees to pay when applicable. PRA reserves the right to charge interest against any unpaid overdue balance a the rate of one percent (1.0%) per month, except against amounts reasonably withheld by Sponsor due to PRA’s failure to provide Services in accordance with the applicable Task Order.
3.6	Project Delays
a.	In the event that Sponsor requests temporary cessation of work due to clinical holds imposed by regulatory authorities or any other reason, Sponsor acknowledges that certain activities, such as site maintenance and database maintenance, may continue during the delay and agrees to pay the expenses associated with this maintenance. In addition, Sponsor shall have the option to request that PRA hold the Key Personnel, for up to sixty (60) days, so that they remain available to re-initiate work immediately upon notice by Sponsor. Sponsor agrees to pay to PRA a monthly fee equal to the standard hourly rate for each of the Key Personnel held by Sponsor In the event of a project delay where Sponsor does not agree to hold the Key Personnel, PRA may re-assign the staff to other projects.

b.	The parties agree to cooperate with one another in fulfilling their respective obligations under this Agreement and each Task Order issued hereunder. The parties acknowledge that, in certain instances, timely and complete performance depends upon cooperation between PRA and Sponsor. Therefore, in the event PRA does not meet a Milestone which is attributable to:
i.	Any event or circumstance described in Section 2.2 a.; or

ii.	Sponsor’s failure to cooperate with PRA in the performance of Services undertaken by PRA within the timelines and budget provided for in the affected Task Order; or

iii.	Sponsor’s failure to perform its obligations under this Agreement, or any affected Task Order,

then PRA will not be accountable for such delay and the parties agree to make appropriate modifications to the Project Specifications, Project Schedule, Budget Estimate for Services and/or Pass-Through Budgets attached to the affected Task Order, pursuant to Section 2.2.
3.7	Accounting Records
PRA will maintain true and complete financial records relating to the Services performed under this Agreement, including pass-through expenses and labor hours applied in connection with any Task Order(s). Sponsor shall have the right to audit, at any reasonable time during normal business hours and upon at least ten (10) business days prior written notice to PRA, on a confidential basis, such records for the purpose of verifying the amounts charged under this Agreement. If any such audit reveals that the amounts charged to Sponsor for any Task Order exceed 110% of the actual amount owed for such Task Order, then PRA shall reimburse Sponsor for the documented costs of the audit. In addition, within fifteen (15) days of the end of each calendar quarter during the term of this Agreement, PRA shall deliver a notice to Sponsor setting forth, with respect to each open Task Order, the approximate percentage of the Services completed.
3.8	Exchange Rate Fluctuation
The value of the Budget Estimate for Services assumes exchange rates as detailed herein. Immediately prior to execution of a Task Order, the exchange rates will be updated to reflect those in effect at that time (the “Task Order Exchange Rates”). PRA reserves the right to modify the Task Order Exchange Rates semi-annually beginning six months after execution of the Task Order. The modified Task Order Exchange Rates will be derived from the average exchange rates for the 30-day period prior to each semi-annual anniversary date (the “Modified Task Order Exchange Rates”). Further, PRA reserves the right to monitor the variance between (a) the exchange rates in effect for each six month period and (b) the actual exchange rates in effect at the invoice dates during each six month period. If the variance is greater than five percent (5%), PRA may quantify the variance denominated in the contract currency and issue a credit memorandum or invoice. The Modified Task Order Exchange Rates will be determined by using the Oanda.com FXHistory tool. All other exchange rates will be taken from the Oanda.com midpoint closing rate.
4.0	Term and Termination

4.1	Term
Unless earlier terminated according to Section 4.2, 4.3 or 4.4 below, this Agreement shall remain in effect from the date first written above, until completion of all Services described herein.

4.2	Termination without Cause
This Agreement or any Task Order issued hereunder may be terminated by Sponsor for any reason upon thirty (30) days’ written notice to PRA. Should Sponsor terminate this Agreement or a Task Order without cause, the termination process and associated fees shall be as follows:
a.	Sponsor and PRA shall meet within fifteen (15) days of PRA’s receipt of such termination notice to develop a plan for (a) closing down administration of this Agreement or (b) closing down the Study which is the subject of the terminated Task Order, which shall include transferring any remaining tasks or other responsibilities to Sponsor or its designee.

b.	Upon early termination of a Task Order, Sponsor will pay to PRA all sums due and owing for Services and pass-through expenses incurred in the performance of the terminated Task Order, and in the course of winding down or closing out a Task Order; provided that PRA shall immediately cease work and cease incurring expenses upon receipt of notice of termination from the Sponsor.
4.3	Termination for Default By PRA
Failure of PRA to comply with any of the material terms or conditions of this Agreement shall entitle Sponsor to give written notice of default via certified/return receipt mail or overnight courier to ensure receipt by PRA. If PRA does not cure the default within thirty (30) days of receipt of notice, this Agreement may be terminated by Sponsor, which will not be obligated to pay the early termination fees pursuant to Section 4.2 above. Provided, however, that Sponsor agrees to pay PRA for all Services rendered and pass-through expenses incurred pursuant to this Agreement or any terminated Task Order through the date of notice of termination (excluding any wind down expenses); provided, however, that such payment shall in no way limit Sponsor’s rights under this Agreement to recover damages resulting from PRA’s default. Sponsor further agrees to pay for Services and pass-through expenses necessary to conduct an orderly winding down of the administration of this Agreement, or any terminated Task Order, which amount shall not exceed the remaining unpaid balance of the Budget Estimate for Services of the Task Order, unless special circumstances warrant otherwise. As soon as practicable following receipt of notice of termination under this Section 4.3, PRA will submit an itemized accounting of costs incurred, costs anticipated, and payments received in order to determine a balance to be paid by either party to the other. Such balance will be paid within thirty (30) days of completion of work.
4.4	Termination for Default by Sponsor
Failure of Sponsor to comply with any of the material terms or conditions of this Agreement or to fail to respond to PRA’s inquiries or requests for information shall entitle PRA to give written notice of default via certified/return receipt mail or overnight courier to ensure receipt by Sponsor. If Sponsor does not cure the default within sixty (60) days of receipt of notice or for such reasonable amount of time thereafter, if the default is not susceptible of cure within sixty (60) days,, this Agreement may be terminated by PRA, and Sponsor shall pay to PRA all amounts due and owing for Services performed, pass-through expenses incurred, costs associated with winding up activities and the early termination fee, described in Section 4.2 above, as well as any late fees which may be due, pursuant to Section 3.4 above.
4.5	Survival
Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. In addition, Sections 4.0, 7.1, 7.2, 8.0, 9.0, 11.0, 13.0, 14.0, 16.0, 17.0, 18.0, 19.0 and 22.0 will survive expiration or termination of this Agreement indefinitely, or for the period of time noted in the specific clause.
5.0	Representations and Warranties

5.1	Acknowledgments
Sponsor acknowledges that the results of the Services to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by PRA that the drug, compound, device or other material which is the subject of research covered by this Agreement or any Task Order issued hereunder can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval by the United States Food and Drug Administration (FDA) or other regulatory authority. Sponsor acknowledges that PRA makes no warranties regarding the Services to be performed hereunder other than those expressly set forth herein.
5.2	Representations and Warranties of Sponsor
a.	Sponsor represents and warrants that it has the right, title and interest in the drug, compound, device or other material which is the subject of research covered by this Agreement or any Task Order and that it has the legal right, authority and power to enter into this Agreement, and to perform any clinical trial which is the subject of a Task Order issued hereunder.

b.	In all instances in which a Task Order includes Services which require PRA to act as Sponsor’s representative in any jurisdiction before any regulatory or governmental agency, for the purposes of, inter alia, seeking approval for conducting a trial, importation of study drug into a particular country, or for any other reason, Sponsor warrants that it shall supply to PRA all information necessary to support applications or submissions so made to such regulatory or governmental agencies. Sponsor further warrants that all information supplied to PRA for whatever purpose will, to the best of its knowledge, be complete, accurate, true and correct, and entirely free from defect, and that Sponsor shall provide assistance to PRA of whatever nature PRA deems necessary, during the course of such representation.

c.	If Sponsor requires PRA to use MedDRA to code, analyze or report data for a Study, Sponsor represents and warrants that it has a current and valid license agreement with the Maintenance and Support Services Organization (“MSSO”) to use MedDRA. Furthermore, if PRA is required to use WHO Drug, WHO Herbal or WHO ART for coding of data, Sponsor warrants and represents that it has a current and valid license agreement with The Uppsala Monitoring Centre for the dictionaries which PRA will be required to use. If Sponsor does not currently have such licenses, it hereby represents that such licenses will be in place prior to PRA’s delivery of data which is coded using these dictionaries. PRA is in no occasion liable to Sponsor for wrongful use of data coded using these dictionaries as a result of lack of licenses of Sponsor, and Sponsor will hold PRA harmless in these occasions.

d.	Sponsor further warrants and represents that for any software application, computer system or program that is required to be used by PRA in the performance of Services, it shall have acquired and will maintain current and valid licenses which are necessary for the legitimate use of such applications or programs, and that PRA’s use of such applications or programs will not subject PRA to any liability for improper use.
5.3	Representations and Warranties of PRA
a.	PRA warrants that it will render the Services in accordance with high professional standards and that the Services will be completed in conformance with the terms of this Agreement and any Task Order issued hereunder.

b.	PRA warrants that the personnel assigned to perform Services rendered under this Agreement shall be capable professionally and that it has sufficient personnel and resources to perform the Services in a timely fashion.

c.	PRA further warrants that it will perform the Services in compliance with all applicable laws and regulations and that it will make available to Sponsor or to the responsible regulatory authority relevant records, programs, and data as may be reasonably requested by Sponsor for purposes related to filing and prosecution of Sponsor’s related new drug applications.

d.	The warranties contained in this Section are in lieu of all other warranties expressed or implied.
6.0	Debarment Certification
a.	PRA hereby certifies that it has not been debarred under Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §335a(a) or (b). In the event that PRA becomes debarred, PRA agrees to notify Sponsor immediately.

b.	PRA hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C §335a (a) or (b). In the event that PRA becomes aware of or receives notice of the debarment of any individual, corporation, partnership, or association providing services to PRA, which relate to the Services being provided under this Agreement, PRA agrees to notify Sponsor immediately.

7.0	Inspections

7.1	Inspection by Sponsor
PRA agrees to permit representatives of Sponsor who are not competitors of PRA to examine, at any reasonable time during normal business hours and subject to at least ten (10) business days prior written notice to PRA, (i) the facilities where the Services are being conducted; (ii) related study documentation; and (iii) any other relevant information necessary for Sponsor to confirm that the Services are being conducted in conformance with applicable standard operating procedures, the specific Task Orders, this Agreement and in compliance with applicable laws and regulations. PRA shall provide copies of any materials reasonably requested by Sponsor during such inspection.
7.2	Inspection by Regulatory Authorities
PRA agrees to permit regulatory authorities to examine, (i) the facilities where the Services are being conducted; (ii) study documentation; and (iii) any other relevant information, including information that may be designated by one or both of the parties as confidential, reasonably necessary for regulatory authorities to confirm that the Services are being conducted in compliance with applicable laws and regulations. Each party shall immediately notify the other if any regulatory authority schedules, or without scheduling, begins such an inspection, and PRA shall permit Sponsor to participate in any meetings with such regulatory authorities.
8.0	Disposition of Computer Files and Study Materials
PRA will take reasonable and customary precautions, including periodic backup of computer files, to prevent the loss or alteration of Sponsor’s study data, documentation, and correspondence, but PRA cannot guarantee against any such loss or alteration. Upon termination of this Agreement, PRA will dispose of Sponsor computer-stored files and study materials according to PRA’s internal standard operating procedures; provided that none of the foregoing items shall be disposed of without giving Sponsor at least thirty (30) days prior written notice. Sponsor may communicate any special request for the disposition of materials in writing to PRA. Sponsor shall bear all costs incurred by PRA in complying with any such written instructions furnished by Sponsor. PRA will provide a written estimate to Sponsor, and Sponsor will provide written approval, of all such costs prior to any action by PRA.
9.0	Ownership and Confidentiality

9.1	Ownership of Data and Intellectual Property
All data (including without limitation, written, printed, graphic, video and audio material, and information contained in any computer database or computer readable form) generated by PRA in the course of conducting the Services (the “Data”) and related to the Services shall be the property of Sponsor. Any copyrightable work created in connection with performance of the Services and contained in the Data shall be considered work made for hire, whether published or unpublished, and all rights therein shall be the property of Sponsor as employer, author and owner of copyright in such work.

PRA understands and agrees that the underlying rights to the intellectual property and materials that are the subject of each Task Order, including, without limitation, all intellectual property rights in Sponsor’s drug candidates or products, are owned solely by Sponsor. Neither PRA, its Affiliates nor any of their respective subcontractors shall acquire any rights of any kind whatsoever with respect to Sponsor’s drug candidates or products or proprietary information as a result of conducting Services hereunder. All rights to any know-how, trade secrets, developments, discoveries, inventions or improvements (whether or not patentable) conceived or reduced to practice in the performance of work conducted under this Agreement by PRA’s or its Affiliates’ employees, or independent contractors, either solely or jointly with employees, agents, consultants or other representatives of Sponsor (the “Intellectual Property”), will be owned solely by Sponsor, and PRA shall promptly notify Sponsor in writing of any such information. PRA, its Affiliates and their respective employees and subcontractors shall sign and deliver to Sponsor all writings and do all such things as may be necessary or appropriate to vest in Sponsor all right, title and interest in and to such Intellectual Property. PRA will promptly disclose to Sponsor any such Intellectual Property arising under this Agreement. Sponsor may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Intellectual Property. Upon the request of Sponsor, and at the sole expense of Sponsor, PRA will assist Sponsor in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable Sponsor to file and prosecute such patent applications in any country.
Notwithstanding the foregoing, Sponsor acknowledges that PRA possesses or may in the future possess analytical methods, computer technical expertise and software, which have been independently developed by PRA and which will remain the sole and exclusive property of PRA, except to the extent that improvements or modifications include, incorporate or are based upon Sponsor’s information or are specifically incorporated into the deliverables of the Services. Sponsor may use this information of PRA free of charge for interpretation purposes or regulatory authorities’ purposes or for any purposes that is appropriate within the scope of this Agreement. Any improvement on information of Sponsor shall remain de sole property of Sponsor.
9.2	Sponsor Confidential Information
a.	Sponsor may provide confidential information to PRA during the course of this Agreement. All information provided by Sponsor or data collected by PRA for Sponsor during the performance of the Services is deemed to be the confidential information of Sponsor when designated “Confidential” and is hereinafter referred to as “Sponsor Information”. PRA shall not disclose Sponsor Information to any person other than its employees, agents, and independent contractors involved in the Services or use any such information for any purpose other than the performance of Services without the prior written consent of Sponsor.

b.	PRA shall ensure that it and its Affiliates’ employees, agents, and independent contractors involved in the Services shall comply with the terms substantively similar to the confidentiality provisions of this Agreement. PRA shall disclose only the Sponsor Information to those of its employees, agents, and independent contractors who reasonably need to know the Sponsor Information.

c.	PRA shall exercise due care to prevent the unauthorized disclosure and use of Sponsor Information associated with the Services.

d.	This confidentiality and nondisclosure provision shall not apply to information that PRA can demonstrate by competent evidence:
i.	Information which was known by PRA before initiation of the Services or which is independently discovered, after the initiation of the Services, without the aid, application or use of the confidential information, as evidenced by written records;

ii.	Information which is in the public domain at the initiation of the Services or subsequently becomes publicly available through no fault or action of PRA; or

iii.	Information which is disclosed to PRA on a non-confidential basis by a third party authorized to disclose it.
e.	In no event shall either party be prohibited from disclosing Information to the extent required by law to be disclosed, provided that PRA provides Sponsor with written notice thereof, prior to disclosure, to the extent reasonably practicable, and, at Sponsor’s request and expense, cooperates with Sponsor’s efforts to obtain a protective order or other confidential treatment of the information required to be disclosed.

f.	In addition to any other remedies it may have at law or in equity, Sponsor shall be entitled in the event of any breach or threatened breach of this Section to obtain injunctive relief without the need to show actual damages or to post any bond.
9.3	PRA Confidential Information
Sponsor acknowledges that all business processes, contract terms, prices, procedures, policies, methodologies, systems, computer programs, software, applications, databases, proposals and other documentation generally used by PRA and not developed solely for Sponsor are the exclusive and confidential property of PRA (hereinafter “PRA Information”) or the third parties from whom PRA has secured the right to use. Sponsor agrees that all PRA Information, along with any improvement, alteration or enhancement made thereto during the course of the Services shall be the confidential property of PRA, and shall be subject to the same degree of protection as is required of PRA to protect the confidential information of Sponsor.
9.4	Survival
The restrictions of confidentiality and nondisclosure shall survive the performance and/or termination of this Agreement for a period of seven (7) years.
10.0	Publicity
Sponsor may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of PRA consistent with applicable international copyright laws,

provided such use does not constitute an endorsement of any commercial product or service by PRA. Neither party shall disclose publicly or utilize in any advertising or promotional materials or media the existence of this Agreement or its association with the other, or use of the other party’s name or the name of any of the other party’s Affiliates, divisions, subsidiaries, products or investigations without the prior written permission of the other party, provided however, that PRA may use the name of Sponsor in its list of customers; And provided, further, that either party may make such public disclosures as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations.
11.0	Indemnification

11.1	Sponsor’s Agreement
a.	Subject to Section 11.1(c), Sponsor will hold harmless, defend and indemnify PRA, its Affiliates, and their officers, directors, agents, employees, independent (sub)contractors, and clinical investigators approved by Sponsor (each an “Indemnitee”) against any claim, suit, action, proceeding, arbitration or investigation, pending or threatened by a third party (each a “Claim”) against them based on, relating to or in connection with the Services and other work conducted under this Agreement, including but not limited to court costs, legal fees, awards or settlements. Claims made against PRA in its capacity as Sponsor’s representative in any country are specifically included, including those made if PRA is engaged to act as Sponsor’s legal representative within the meaning of the Article 19 of Directive 2001/20/EC. PRA shall promptly notify Sponsor upon receipt of notice of any Claim (provided that the failure to give such notice shall not relieve Sponsor of its obligations under this Section except to the extent, if at all, it is prejudiced thereby) and shall permit Sponsor’s attorneys and personnel, at Sponsor’s discretion and cost, to handle and control the defense of such claims and suits. In the event that representation of PRA and Sponsor by the same counsel is a conflict of interest for such counsel, PRA may select its own independent counsel, at Sponsor’s expense, without relieving Sponsor of its obligations under this Section.

b.	Under no circumstances, however, shall Sponsor accept liability, settle or otherwise compromise any Claims without the prior written consent of PRA, which shall not be unreasonably withheld or be required for any settlement or compromise if Sponsor does not admit any liability or wrongdoing on the part of PRA. PRA will agree to fully cooperate and aid in such defense.

c.	Sponsor does not agree to indemnify, defend, or hold harmless PRA against any Claim to the extent that such Claim arose as a result of PRA’s negligence, recklessness, intentional misconduct or material breach of a warranty. Under such circumstances PRA will repay to Sponsor any defense costs incurred by Sponsor on its behalf.

11.2	PRA’s Agreement
a.	PRA shall indemnify, defend and hold harmless Sponsor and its employees, officers, and directors against any and all losses, costs, expenses and damages, including but not limited to reasonable attorney’s fees, based on a personal injury allegedly resulting from PRA’s negligence or reckless or intentional misconduct, or failure to perform its obligations and responsibilities under this Agreement. Sponsor shall promptly notify PRA upon receipt of notice of any claim for which it intends to seek indemnification hereunder, provided that the failure to give such notice shall not relieve PRA of its obligations under this Section except to the extent, if at all, it is prejudiced thereby. Sponsor shall permit PRA’s attorneys and personnel, at PRA’s discretion and cost, to handle and control the defense of such claims and suits. In the event that representation of Sponsor and PRA by the same counsel is a conflict of interest for such counsel, Sponsor may select its own independent counsel, at PRA’s expense, without relieving PRA of its obligations under this Section.

b.	Under no circumstances, however, shall PRA accept liability, settle or otherwise compromise any claims subject to indemnification under this Section without prior written consent of Sponsor. Sponsor agrees to fully cooperate and aid in such defense.

c.	PRA does not agree, and shall have no obligation to indemnify, defend or hold harmless Sponsor against any claim to the extent that such claim arose as a result of Sponsor’s negligence, recklessness, intentional misconduct or material breach of a warranty. Under such circumstances Sponsor will repay to PRA any defense costs incurred by PRA on its behalf.
11.3	Limits of Liability
In no event shall PRA be liable to Sponsor for any indirect, incidental, special, or consequential damages or lost profits arising out of or related to its provision of Services to Sponsor, even if PRA has been advised of the possibility of such damages, except to the extent that such damages result from the negligence, recklessness or intentional misconduct of PRA, its employees, independent contractors or agents.
11.4	Insurance
Each party shall secure and maintain in full force and effect throughout the term of this Agreement appropriate insurance coverage for its activities in relation to this Agreement in amounts consistent with industry standards. If Sponsor engages PRA to be its legal representative within the meaning of the Article 19 of Directive 2001/20/EC, Sponsor must maintain comprehensive insurance coverage of no less than Ten Million Dollars ($10,000,000.00) or its equivalent in another currency, or more, if required by PRA in the exercise of its reasonable discretion, which coverage extends to PRA as an additional named insured.

12.0	Independent Contractor Relationship
PRA and Sponsor are independent contractors. Nothing in this Agreement shall be construed to create the relationship of partners, joint venturers, or employer and employee between PRA and Sponsor or PRA’s employees. Neither party, nor its employees, or independent contractors shall have authority to act on behalf of or bind the other party in any manner whatsoever unless otherwise authorized in this Agreement or a specific Task Order or in a separate writing signed by both parties.
13.0	Employees
Neither party, during the term of this Agreement and for twelve months thereafter, shall, without the prior written consent of the other party, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee or executive who is at that time employed/contracted by the other party and who had been employed/contracted of the other party in connection with one or more Task Orders issued hereunder. Provided, however, that the foregoing provision will not prevent either party from conduction solicitation via a general advertisement for employment that is not specifically directed to any such employee or from employing any such person who responds to such solicitation.
14.0	Notices
Except as otherwise provided, all communications and notices required under this Agreement shall be mailed by first class mail or sent via nationally recognized overnight courier to the addresses set forth below, or to such other addresses as the parties from time to time specify in writing.

If to Sponsor:	If to PRA:

CytRx Corporation	Pharmaceutical Research Associates, Inc.
11726 San Vicente Blvd.	4105 Lewis and Clark Drive
Los Angeles, CA 90049	Charlottesville, VA 22911
Attn: Dr. Scott Wieland, Vice President, Clinical and Regulatory Affairs	Attn: Bruce A. Teplitzky, Executive Vice President, Business Development
15.0	Force Majeure
If the performance of this Agreement by PRA or Sponsor is prevented, restricted, interfered with or delayed (either totally or in part) by reason of any cause beyond the control of the parties (including, but not limited to acts of God, explosion, disease, weather, war, insurrection, terrorism, civil strike, riots or extensive power failure), the party so affected shall, upon giving notice to the other party as soon as is practical, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use reasonable efforts to avoid or remove such causes of non-performance and shall continue performance whenever such causes are removed.

16.0	Governing Law
This Agreement shall be governed in all respects by the internal laws of the State of Delaware, United States of America.
17.0	Severability
If any of the provisions or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions shall not be affected thereby.
18.0	Assignment
Neither party may assign this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that Sponsor may assign this Agreement without consent to a successor in interest to substantially all of the business of that party to which the subject matter of this Agreement relates upon delivery to PRA of notice of such assignment.
19.0	Waiver
No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be construed as a further or continuing waiver of such term, provision or condition or of any other term, provision or condition of this Agreement.
20.0	Entire Agreement
This Agreement, including all Attachments hereto contains the full understanding of the parties with respect to the Services and supersedes all existing Agreements and all other oral, written or other communications between the parties concerning the subject matter hereof. This Agreement will not be modified in any way except in writing and signed by a duly authorized officer of Sponsor and an authorized officer of PRA.
21.0	Counterparts
This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
22.0	Arbitration
In the event a dispute relating to this Agreement or any Task Order arises between the parties, the parties shall use all reasonable efforts to resolve the dispute through direct discussions for a period of thirty (30) business days. The senior management of each party commits itself to respond to any such dispute. Subsequent to such thirty-day period either party may, but shall not be required to, resort to binding arbitration procedures. If arbitration is being conducted it shall take place in Los Angeles, California under the rules of the American Arbitration Association.

The undersigned have executed this Agreement as of the day and year noted below.

PHARMACEUTICAL RESEARCH ASSOCIATES, INC.

Name

Title

Date

CYTRX CORPORATION

Name

Title

Date
LIST OF ATTACHMENTS
Attachment A: Form of Task Order
Attachment B: Form of Amendment
Attachment C: Invoice Format
Attachment D: Change Notification Form